                                                                    Exhibit 10.4

               AMENDED AND RESTATED MAP SERVER LICENSE AGREEMENT
                BETWEEN MICROSOFT CORPORATION AND EXPEDIA, INC.

THIS AMENDED AND RESTATED AGREEMENT (this "Agreement") is entered into as of August 15, 2001 (the "Effective Date") by and between MICROSOFT CORPORATION, a corporation organized under the laws of the State of Washington ("Microsoft"), and EXPEDIA, INC., a corporation organized under the laws of the State of Washington("Expedia"), with reference to the following facts:

     A. On or about October 1, 1999, Microsoft caused the formation of Expedia and transferred certain Microsoft assets to Expedia in return for certain stock in Expedia.

     B. To assist Expedia in its day-to-day operations as a new corporate entity, Microsoft and Expedia entered into a Map Server License Agreement dated as of October 1, 1999 (the "Map Server Agreement"), pursuant to which Microsoft provided certain local street maps and driving directions and other mapping services to Expedia, and Expedia engaged Microsoft to provide such services.

     C. The parties now desire to amend and supercede the Map Server License Agreement in its entirety by entering into this Amended and Restated Map Server License Agreement pursuant to the terms and conditions set forth herein.

     THEREFORE, the parties hereby agree as follows:

1.   Definitions

     1.1 "Affiliates" shall mean any entity in which, as of the Effective Date, Expedia, directly or indirectly, or through one or more intermediaries, holds the beneficial ownership of more than fifty percent (50%) of the equity securities or interests, and only so long as such ownership continues.

     1.2 "Data" shall mean all third-party data licensed by Microsoft and used in Maps and in the separate Data Dump, as of the Effective Date.

     1.3 "Data Dump" shall mean the set of data including but not limited to Points of Interest, city, and region, generally containing unique identifiers such as the related geographic location, name, type, and language, and used in Expedia's cataloging system to enable users to search by Point of Interest when performing a search on Expedia.

     1.4 "Expedia Icon" shall mean any graphics or text, including, without limitation, persistent hyperlinks in the form of an Expedia logo or other representational icon created by Expedia for an Expedia travel service or product.

     1.5 "Expedia Data Feed" shall mean the data supplied by Expedia to Microsoft which contains the geographic location for any travel service offered by Expedia, and the location

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where the Expedia Icon or other representational icon, which includes an underlying URL to the Expedia Web Site, should be placed on the MapPoint.Net Maps used by Expedia.

     1.6 "ExpediaMaps" shall mean the map services provided on the Expedia Web Site, located at www.expedia.com as of the Effective Date.

     1.7 "Expedia Updates" shall mean any updates, upgrades, error corrections, or other improvements to the Server Technology that Expedia or its Affiliates may have developed or will develop pursuant to this Agreement.

     1.8 "Expedia Web Site" means any web site owned or controlled by Expedia or its Affiliates, which is accessed by users.

     1.9 "Launch Date" shall mean the date that Expedia begins providing travel services with maps served from computers hosted by Microsoft, and which in no event will be later than six (6) months after the Effective Date; provided Microsoft has meet the requirements of Exhibit C and the parties have not mutually agreed to postpone such use.

     1.10 "Link" shall mean: (i) one or more hyperlinks located on the applicable areas of the MapPoint.Net Maps, or (iii) any other alternative method that enables a user to access Expedia. Links also include any connection to Expedia through the Internet, email, broadband, Internet II, wireless and handheld devices, cell phones, digital appliances, or other digital interactive means, networks, devices, or transmissions (whether existing now or in the future).

     1.11 "Maps" shall mean collectively, the ExpediaMaps and the MapPoint.Net Maps.

     1.12 "MapPoint.Net Maps" shall mean a reliable web-enabled mapping solution developed by Microsoft that includes interactive maps, proximity searching and detailed driving directions.

     1.13 "Point of Interest" shall mean those certain geographic locations, which include but are not limited to, such places as campgrounds, parks and other attractions or places of interest (e.g. the Empire State Building).

     1.14 "Server Technology" shall mean the computer software owned by Microsoft and listed in Exhibit A.

     1.15 "Service" shall mean the hosting of Server Technology, MapPoint.Net Maps, specifications and formats, and which includes without limitation the testing, implementation, hosting, maintenance, support, operation and update schedules, as applicable, for the Server Technology, Data and MapPoint.Net Maps as provided by Microsoft to Expedia as a part of such service, which enables Expedia to use the MapPoint.Net Maps as contemplated herein.

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2.   Delivery, Operation, and Use
     ----------------------------

     2.1 Delivery. The parties acknowledge that Expedia already has copies of
         --------
the Server Technology and Data in its possession as of the Effective Date.

     2.2 Updates and Error Corrections.
         -----------------------------

         (a) Microsoft. Microsoft and Expedia will cooperate to test the initial
             ---------
version of MapPoint.Net Maps that Microsoft is operating as of the Effective Date in a beta environment to ascertain if it meets the stability requirements outlined in Exhibit C hereto. Each upgrade thereto shall be tested in a similar fashion. The parties will cooperate to ensure that the beta testing of the initial version and any upgrade thereto is concluded in a timely manner.

         (b) MapPoint.Net Map Updates. When and if Microsoft makes commercially
             ------------------------
available during the term of this Agreement any updates, upgrades, error corrections, or other improvements to the MapPoint.Net Maps ("MapPoint.Net Map Updates"), Microsoft shall promptly make available such MapPoint.Net Map Updates to Expedia on servers hosted by Microsoft to the extent permitted under applicable license agreements. Upon Expedia's commencement of use, such MapPoint.Net Updates shall be considered part of the MapPoint.Net Maps for purposes of this Agreement. Expedia must commence using each MapPoint.Net Map Update within sixty (60) days after it is first made commercially available; provided they meet the requirements of Exhibit C and the parties have not mutually agreed to postpone such use.

         (c) Expedia. In the event that Expedia or its Affiliate develops any
             -------
updates, upgrades, error corrections, or other improvements to the Server Technology, Expedia shall promptly deliver, or cause its Affiliate to deliver, such Expedia Updates to Microsoft.

     2.3 Support and Operation. Prior to the Launch Date, Expedia shall be
         ---------------------
solely responsible for the support and operation of the ExpediaMaps. Effective as of the Launch Date, Microsoft shall be solely responsible for the support and operation of the Maps, and agrees to provide the Service to Expedia in accordance with Exhibit C hereto with at least the same service level that Microsoft will provide to the Microsoft properties currently using ExpediaMaps back-end map server, which shall be no less than a commercially reasonable service level. As of the Effective Date, these Microsoft properties include CarPoint, Home Advisor, MS Commute, MSN Mobile, MSNBC and Yellow Pages (the "Microsoft Backend Properties"). Microsoft shall insure that it has the server infrastructure necessary to deliver stable service and handle the volume of calls/queries to Expedia's MapPoint.Net Maps servers that will be generated by usage levels forecasted quarterly by Expedia pursuant to Section 2.4, and that such service shall be delivered in a high grade and professional manner and in accordance with this Section 2.3 and Exhibit C. Microsoft will provide Expedia with ninety (90) days advanced notice should Microsoft change or alter in any way the underlying latitude/longitude system provided at the time of launch of MapPoint.Net Maps on Expedia. The parties will implement a process for Expedia's transition to use of MapPoint.Net Maps as set forth in Section 2.5 below.


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     2.4 Expedia will make a commercially reasonable effort to provide Microsoft with reasonably accurate quarterly forecast of usage and sixty (60) days advance notice of any known significant usage volume increases and major releases.

     2.5 Transition Plan. The parties agree that Expedia's transition to
         ---------------
MapPoint.Net Maps will proceed as follows:

         (a) Prior to the Launch Date, Microsoft shall provide Expedia with an explanation of the services and operating procedures not specified on Exhibit C that Microsoft will provide.

         (b) Microsoft shall resolve the four (4) bugs which are listed on Exhibit E hereto prior to the Launch Date.

         (c) Microsoft and Expedia will test the initial version of MapPoint.Net pursuant to Section 2.1 above.

         (d) Expedia must give Microsoft at least sixty (60) days prior written notice of the actual Launch Date.

         (e) The current map server URLs owned by Expedia and used for providing Maps to certain ExpediaMaps users will be allowed to reference Expedia's dedicated cluster for MapPoint.Net. Expedia will put the redirect in place to the Microsoft servers.

     2.6 Use of Maps.
         -------------

         (a) The parties acknowledge that Microsoft is already using ExpediaMaps to serve local street maps and/or provide driving directions in the Microsoft Backend Properties. Microsoft agrees that by the Launch Date, it shall cease use of ExpediaMaps on the Microsoft Backend Properties, and in any and all current and future version of any Microsoft software programs (currently used in Front Page, MacOffice, Entourage, and Microsoft Outlook). Notwithstanding the foregoing, Microsoft shall not be required to cease use of ExpediaMaps in Microsoft Hotmail, Microsoft IESearch or MSN.com, or to stop linking to the front end of an Expedia Web Site; provided, however, that following the Launch Date, Expedia shall not be obligated to provide mapping services to any Microsoft property or product.

         (b) Notwithstanding anything to the contrary in this Agreement, the parties agree and acknowledge that Expedia shall not be required to use or continue to use all or any part of the MapPoint.Net Maps or the Service provided by Microsoft until six (6) months after the Effective Date, provided that such MapPoint.Net Maps or Service meet the requirements of Exhibit C and the parties have not mutually agreed to postpone such use.

     2.7 MapPoint.Net Map Functionality. Within one (1) year following the
         ------------------------------
Effective Date, Microsoft, at its sole cost and expense, will develop for MapPoint.Net Maps functionality which enables Expedia, at its option, to display within such MapPoint.Net Maps, an Expedia Icon or a icon rendered by Microsoft to represent the specific location of a travel service made


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available by Expedia ("Representational Icon"), which will contain a Link back to an Expedia Web Site determined by Expedia.

     2.8  Co-Branding.

          (a) Except pursuant to certain Expedia agreements where Maps are not branded with Expedia Icons, the parties agree that all Maps used by Expedia will contain an Expedia Icon and the MapPoint.Net logo designated by Microsoft from time to time. The parties agree that in any case where a Map is not branded with an Expedia logo, Expedia shall not be required to brand such Map with a Microsoft logo. In no event shall the Microsoft MapPoint.Net logo contain designations such as "www." or "http://" or marks of similar intent that serve
                      ----      -------
as a protocol designator, or function as a clickable link to any Web page. The Expedia Icon and the MapPoint.Net icon will not include any third party marks or advertisements. The Expedia Icon shall appear in close proximity to MapPoint.Net logo, with the placement and size of such co-branding to be commercially reasonable and mutually agreeable to the parties. A representative sample of the Map co-branding is attached as Exhibit G hereto.

          (b) Microsoft shall maintain the Expedia Icon provided to Microsoft by Expedia for such co-branding or any addition to or substitute thereof that Expedia may provide to Microsoft from time-to-time during the term of this Agreement. In the event Expedia provides Microsoft with a new or modified Expedia Icon for such co-branding, Microsoft shall implement the new Expedia Icon within thirty (30) days following receipt of the update from Expedia. Microsoft shall not use any Expedia Icon in any other manner or for any other purpose without prior written approval by Expedia. Expedia shall not use any trademark of Microsoft in any manner or for any purpose without prior written approval by Microsoft.

     2.9  Dataset Updates. Microsoft will use commercially reasonable efforts to
          ---------------
update the Data on a quarterly basis.

     2.10 Point of Interest Display. Expedia shall have the right to select
          -------------------------
which Point of Interest will be displayed on the MapPoint.Net Maps provided by Microsoft to Expedia in accordance with this Agreement.

3.   License
     -------

     3.1  Server Technology. Microsoft hereby grants to Expedia and its
          -----------------
Affiliates a perpetual license (i) to make, use, reproduce, modify, adapt, create derivative works based on, and translate the Server Technology in object code and source code form, and (ii) to distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, and sell the Server Technology in connection with Maps in object code form. Notwithstanding the foregoing, Expedia and its Affiliates shall have no right to distribute, transmit, display, license, rent, lease or sell in any manner any portion of the Server Technology implemented in the Microsoft Geography Product Unit's retail products or internal tools without the prior approval of Microsoft. Additionally, Expedia agrees, for itself and on behalf of its Affiliates, that Expedia and its Affiliates shall not license the Server Technology, in any manner, to third parties that produce products or services that are competitive with the Microsoft Geography Product Unit's


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or the Learning Business Unit's products or services without the prior approval of Microsoft, which approval shall not be unreasonably withheld or delayed.

     3.2 Third Party Exclusions. For twenty-four (24) months after the Effective Date, Microsoft agrees that it will not with respect to local street maps and driving directions and other mapping services, provide such mapping services to the following entities through a direct contractual agreement with such entities: Hotel Reservations Network, Travelocity, Orbitz, Cendant (but only with regard to Cendant's travel-related services and businesses), Priceline, or any entity that, at the time such agreement is executed, is a wholly owned subsidiary of any of the foregoing entities. Notwithstanding the foregoing, Travelocity shall remain an excluded party for the term of this Agreement. In addition, Microsoft agrees that Expedia shall be a provider of travel booking, travel service or travel Point of Interest data that is featured and/or integrated into the Maps provided and/or developed by the Microsoft Geography Product Unit.

     3.3 Data. As of the Effective Date, Microsoft has licenses to use the Data
         ----
for Microsoft's own business purposes. To the extent Microsoft has the right to sublicense rights in Data to Expedia for Expedia's business purposes, Microsoft hereby does so sublicense the Data for use in connection with Maps and the Data Dump. To the extent Microsoft does not have the right to sublicense Data to Expedia and to the extent such sublicense is necessary for the purposes of the Services described in Section 2.3 above, Microsoft shall use reasonable efforts to assist Expedia to obtain licenses in such Data, at Expedia's expense. Additionally, Expedia agrees that it shall not license the Data, in any manner, to third parties that produce products or services that are competitive with the Microsoft Geography Product Unit's or the Learning Business Unit's products or services without the prior approval of Microsoft, which approval shall not be unreasonably withheld or delayed.

     3.4 Expedia Updates to Server Technology. Expedia, on behalf of itself and
         ------------------------------------
its Affiliates, hereby irrevocably conveys and assigns to Microsoft, and agrees to assign to Microsoft, all right, title and interest in any copyrights in the Expedia Updates, and in all renewals and extensions of those copyrights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries.

4.   Payments
     --------

     4.1 Server Technology. Microsoft shall provide the licenses in the Server
         -----------------
Technology to Expedia free of charge. Commencing upon the Launch Date, Expedia may, but shall not be required to, develop Expedia Updates to the Server Technology, but to the extent they are developed they shall promptly be delivered to Microsoft.

     4.2 Payment Schedules. The payment schedules for services delivered under this Agreement and prior to the Effective Date of this Agreement are on Exhibit F attached hereto.

     4.3 Most Favored Nation. Microsoft will not charge Expedia a price for Services rendered under this Agreement, or provide Expedia with a level of service, that is less favorable than the rates charged or the services provided to any third party unless such third party agrees to


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use MapPoint.Net Maps more frequently than Expedia's then current actual usage of MapPoint.Net Maps.

5. Confidential Information. The parties understand and acknowledge that each of
   ------------------------
them (and their respective employees, consultants and subcontractors) may have disclosed to it, in connection with the rendition of services and performance of their obligations of this Agreement, confidential and/or proprietary information of the other party. The terms and conditions of that certain Non-Disclosure Agreement between the parties, dated October 1, 1999, shall apply to all such confidential and proprietary information. Microsoft and Expedia each agree that the terms and conditions of this Agreement, including its attachments, will be deemed to constitute, and be treated as, confidential information pursuant to this Section 5.

6.   Warranties, Indemnification, and Limitation of Liability
     --------------------------------------------------------

     6.1  Warranties.
          ----------

          (a) Microsoft represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder; and

          (b) Microsoft represents and warrants that it has and will not grant any rights in the Server Technology to any third party that are inconsistent with the rights granted to Expedia herein.

          (c) Expedia represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has authority to enter into this Agreement and perform its obligations hereunder.

          (D) EXCEPT AS PROVIDED IN THIS SECTION 6.1, EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF LACK OF VIRUSES. THE SERVER TECHNOLOGY, DATA, EXPEDIA UPDATES, AND MAPS ARE PROVIDED AS IS WITH ALL FAULTS, AND NO WARRANTIES OR PROMISES ARE MADE THAT LICENSED MATERIALS WILL WORK OR WORK FOR ANY PARTICULAR PURPOSE. ALSO, THERE IS NO WARRANTY OF TITLE, AUTHORITY, OR NONINFRINGEMENT IN THE LICENSED MATERIALS.

     6.2  Indemnification.
          ---------------

          (a)  Microsoft.
               ---------

               (i) Microsoft shall indemnify and hold harmless Expedia and Expedia's directors, officers, employees, and agents (each, an "Expedia Claimant"), from any and all third party claims, demands, actions or causes of action, costs, liabilities, losses, expenses, damages, judgments, awards, charges and amounts paid in settlement (including


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reasonable attorney's fees, costs and expert witness fees) brought against such
Expedia Claimant to the extent it is based upon a claim that the Server Technology infringe any copyright or patent or misappropriate any trade secret of a third party ("Expedia Claims").

               (ii) In the event any third party asserts a claim of infringement with respect to any Server Technology or any portion thereof, Microsoft shall notify Expedia promptly and may, at Microsoft's expense, replace or modify the Server Technology or portion thereof with a version that is non-infringing, provided that the replacement or modified version has substantially equivalent functionality to the version being replaced.

               (iii) Microsoft shall have no obligation to indemnify under this
Section 6.2 to the extent an Expedia Claim arises out of an Expedia Claimant's continuing use of infringing Server Technology after (a) Microsoft has provided a non-infringing replacement with substantially equivalent functionality, and
(b) the Expedia Claimant has had a reasonable amount of time to test and implement the replacement version.

               (iv) In the event an Expedia Claim is made or filed against an Expedia Claimant, the Expedia Claimant shall promptly notify Microsoft of the same in writing, and Microsoft shall defend, compromise, and/or settle the Expedia Claim at its expense. Microsoft shall not be responsible for the expenses, including counsel fees, of the Expedia Claimant incurred after Microsoft assumes defense of the Expedia Claim, but the Expedia Claimant may participate therein and retain counsel at its own expense. Microsoft will not be responsible for any settlement made by Expedia or any Expedia Claimant without Microsoft's written permission, which will not be unreasonably withheld or delayed. Microsoft will not consent to the entry of any judgment or enter into any settlement affecting the Expedia Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior consent of the Expedia Claimant, which consent shall not be unreasonably withheld or delayed. Expedia and any Expedia Claimant shall provide information, assistance and authority, at Expedia's expense, to help Microsoft defend, compromise or settle such Expedia Claim.

               (v) Microsoft shall indemnify and hold harmless any Expedia Claimant from and against any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions associated with the use by Microsoft of ExpediaMaps, including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to such transactions. All such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Expedia's net income or with respect to Expedia's property ownership, shall be the financial responsibility of Microsoft. Microsoft agrees to indemnify, defend and hold Expedia harmless from any claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes. This section shall govern the treatment of all taxes arising as a result of or in connection with the transactions associated with the use by Microsoft of ExpediaMaps notwithstanding any other section of this Agreement.


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(b) Expedia.
    -------

               (i) Expedia shall indemnify and hold harmless Microsoft, its Affiliates and the directors, officers, employees, and agents of the foregoing (each, an "Microsoft Claimant"), from any and all third party claims, demands, actions or causes of action, costs, liabilities, losses, expenses, damages, judgments, awards, charges and amounts paid in settlement (including reasonable attorney's fees, costs and expert witness fees) brought against such Microsoft Claimant to the extent it is based upon a claim that an Expedia Icon or the Expedia Updates infringe any copyright, trademark, trade dress, privacy right, publicity right or patent, or misappropriate any trade secret of a third party, or constitutes unfair competition or unfair trade practices ("Microsoft Claims").

               (ii) In the event any third party asserts a claim of infringement with respect to any Expedia Icon or Expedia Updates or any portion thereof, Expedia shall notify Microsoft promptly and may, at Expedia's expense, replace or modify the Expedia Icon or Expedia Updates or portion thereof with a version that is non-infringing, provided that the replacement or modified version has substantially equivalent functionality to the version being replaced.

               (iii) Expedia shall have no obligation to indemnify under this
Section 6.2 to the extent a Microsoft Claim arises out of a Microsoft Claimant's continuing use of infringing Expedia Icon or Expedia Updates after (a) Expedia has provided a non-infringing replacement with substantially equivalent functionality, and (b) the Microsoft Claimant has had a reasonable amount of time to test and implement the replacement version.

               (iv) In the event a Microsoft Claim is made or filed against a Microsoft Claimant, the Microsoft Claimant shall promptly notify Expedia of the same in writing, and Expedia shall defend, compromise, and/or settle the Microsoft Claim at its expense. Expedia shall not be responsible for the expenses, including counsel fees, of the Microsoft Claimant incurred after Expedia assumes defense of the Microsoft Claim, but the Microsoft Claimant may participate therein and retain counsel at its own expense. Expedia will not be responsible for any settlement made by Microsoft or any Microsoft Claimant without Expedia's written permission, which will not be unreasonably withheld or delayed. Expedia will not consent to the entry of any judgment or enter into any settlement affecting the Microsoft Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior consent of the Microsoft Claimant, which consent shall not be unreasonably withheld or delayed. Microsoft and any Microsoft Claimant shall provide information, assistance and authority, at Microsoft's expense, to help Expedia defend, compromise or settle such Microsoft Claim.

               (v) Expedia shall indemnify and hold harmless any Microsoft Claimant from and against any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement (other than with respect to the use of and payments for ExpediaMaps) including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to such transactions. All such taxes (and any penalties, interest, or other additions to any such


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taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes. This section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement (other than with respect to the use of and payments for ExpediaMaps) notwithstanding any other section of this Agreement.

     6.3 Data. The parties agree that Expedia shall benefit from any warranties
         ----
and/or indemnification for Data provided by Data licensors under Microsoft's license agreements for Data, to the extent such warranties and/or indemnification extend to Expedia.

     6.4 Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE
         -----------------------
LAW AND EXCEPT WITH RESPECT TO ANY BREACH OF CONFIDENTIALITY OWED UNDER SECTION 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF THE PARTY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.   Term
     ----

     7.1 Term. This Agreement shall take effect upon the Effective Date and
         ----
shall continue in full force and effect, unless earlier terminated as provided herein, for a period of four (4) years. Thereafter, this Agreement shall be automatically renewed and continue in full force and effect for additional one year periods through each subsequent anniversary of the Effective Date unless either party gives at least sixty (60) days notice prior to the beginning of such renewal term that such party is terminating this Agreement.

     7.2 Termination for Breach. In the event either party materially fails to
         ----------------------
perform or comply with this Agreement or any provision thereof, and fails to remedy the default within sixty (60) days after the receipt of notice to that effect, then the other party shall have the right, at its sole option and upon written notice to the defaulting party, to terminate this Agreement upon written notice. Any notice of breach hereunder shall be prominently labeled "NOTICE OF DEFAULT," and if to Microsoft, shall be copied to Microsoft's Law & Corporate Affairs Department, attn. U.S. Legal Group.

     7.3 Expedia Termination for Convenience. Expedia may terminate this
                 ---------------------------
Agreement at any time without cause upon ninety (90) days written notice to Microsoft; provided, however, that upon receipt of such notice Microsoft's obligations under Section 3.2 (Third Party Exclusions) and Section 4.5 (Most Favored Nation) shall immediately terminate.

     7.4 Microsoft Termination for Convenience. Microsoft may terminate this
         -------------------------------------
Agreement at any time without cause upon one hundred and eighty (180) days prior written notice to Expedia.


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     7.5 Transition Upon Termination. If Microsoft exits the mapping business,
         ---------------------------
Microsoft shall reasonably cooperate with and provide reasonable assistance to Expedia and any third parties authorized by Expedia to undertake performance of services necessary for the continued and uninterrupted provision of MapPoint.Net Maps to Expedia.

     7.6 Remedies Cumulative. The rights and remedies provided in this section
         -------------------
shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

     7.7 Survival. The following provisions shall survive termination or
         --------
expiration of this Agreement: Sections 1, 2.2(c), 3.1, 3.4, 4.1, 5, 6, 7, and 8.

8.   general
     -------

     8.1 Entire Agreement. This Agreement constitutes the entire agreement of
         ----------------
the parties with respect to the subject matter hereof, and supersedes and terminates any and all prior agreements or contracts, oral or written, entered into between the parties relating to the subject matter hereof.

     8.2 Amendments. This Agreement shall not be amended or otherwise modified
         ----------
except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Microsoft and Expedia by their respective duly authorized representatives.

     8.3 Governing Law. This Agreement shall be governed by and construed in
         -------------
accordance with the laws of the State of Washington.

     8.4 Assignment. Neither party may assign this Agreement, or any portion
         ----------
thereof, to any third party unless the other party expressly consents to such assignment in writing, which consent may be given or withheld in the sole discretion of the applicable party whose consent is requested. For the purposes of this Agreement, a merger, consolidation, or other corporate reorganization, or a transfer or sale of a controlling interest in a party's stock, or of all or substantially all of its assets shall be deemed to be an assignment.

     8.5 Notices. All notices in connection with this Agreement shall be deemed
         -------
given as of the day they are sent by electronic transmission, sent by facsimile or deposited with a commercial courier for delivery to other party at the following addresses:


         Microsoft:      Microsoft Corporation
                         One Microsoft Way
                         Redmond, Washington  98052-6399

                         Tel: (425) 882-8080
                         Fax: (425) 936-7329

                         Attention:  Chief Financial Officer

                                     Treasurer

                         With copy to:  Law and Corporate Affairs


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

         Expedia:        Expedia, Inc.
                         13810 S.E. Eastgate Way
                         Suite 400
                         Bellevue, WA 98005

                         Tel: 425-564-7200
                         Fax: 425-564-7240

                         Attention: President
                                    Chief Financial Officer


or to such other address and/or telex and facsimile number as the party to receive the notice or request so designates by written notice to the other.

     8.6 No Waiver. No waiver of any breach of any provision of this Agreement
         ---------
shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

     8.7 Savings Clause. If any provision of this Agreement shall be held by a
         --------------
court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

     8.8 Further Assurances. Each party agrees to take such further action and
         ------------------
execute, deliver and/or file such documents or instruments as are necessary to carry out the terms and purposes of this Agreement.

     8.9 Section Headings. The section headings used in this Agreement are
         ----------------
intended for convenience only and shall not be deemed to supersede or modify any provisions.



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                                       12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.


MICROSOFT CORPORATION                  EXPEDIA, INC.



By /s/ Theodore C. Johnson             By /s/ Robert Hohman
   ---------------------------------      ---------------------------------
   Theodore C. Johnson                    Robert Hohman
   Vice President, Business               its authorized representative
   Tools Division

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                                       13

                                    Exhibit A
                                Server Technology

The Server Technology is composed of the following seven elements:

1.   Routing Object and Routing Files and Journey Object
     The Routing Object includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary, route data storage and route calculation technologies. Routing Data is stored in a series of highly compressed runtime Routing Files that are used to calculate driving directions. Streets and highways are stored as nodes and links with attributes such as speed and turn restrictions attached. The routing Object takes as an input, a series of locations defined by latitude and longitude coordinates. The Routing Object calculates the best route between these locations based on user preferences for speed, distance or road types. The output of the Routing object is a structured list of the nodes and links that comprise the calculated route. This output may be used by Microsoft's Journey Object to build a list of driving directions. The output may also be used to highlight a route on a map.

2.   Map Designs
     Microsoft's Map Designs define how data will appear and behave within it's proprietary, runtime map files. Each map contains one or more Map Designs. Each of these designs is implemented as a separate map style available to end users. Map Designs include information on the color, thickness, style, and fonts of various data elements. In addition, the Map Design defines whether features show up at all, and if they do, whether they appear with a label. Map Designs also define what happens to a feature when it is selected (label is made bold, shape highlights, map zooms in, etc.) The Online Map Design includes color and symbol definitions that produce the most attractive map available for a Web Page. The Online Map Design adjusts the settings for window size constraints and palette color limitations found on most Web Pages.

3.   GeoMisc code (ex. dib to gif conversion)
     GeoMisc is a Project in the Geography Product Unit's Visual Source Safe Code Database that contains miscellaneous, low-level functions that support mapping applications. Many of these functions are required for Geography Products and the Map Server System to work properly. For example, the *.GIF files that MSS serves rely on the *.DIB to *.GIF conversion function that is contained in the GeoMisc Project.

4.   Map Server System (MSS)
     The Map Server System includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary HTML map controls and map server technologies. MSS allows end users to find places, get driving directions and navigate maps over the Internet. MSS relies on other server technologies such as MOBB and the Routing Object for data storage, route calculation and map rendering. MSS provides a Web-based user interface that allows users to interact with routing and map files on a remote server.


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

5.   Alexandria
     Alexandria is the data warehouse that stores all of the map data used in Microsoft's proprietary, run-time map files. Alexandria stores MS-owned map data and licensed data from Microsoft's vendors. Databases in Alexandria store both geometry and attribute data. For example, a single Entity record could be represented by a point, several lines and an area at different map scales. In addition, Alexandria databases might store information about that entity's location, name, alternate names, and any other available attributes. All Alexandria entities are assigned unique Identification numbers that can be used to look up available geometry or attribute information.

6.   MOBB and .MAD files
     MOBB, also known as "The Map Object" includes all of the specifications, source code, object code and runtime files that define and control Microsoft's proprietary map data storage, retrieval and display technologies. MOBB data is stored in files with the extension: *.MAD. Examples of MOBB features include but are not limited to the following:

          a.   Smart searching algorithms for finding places and addresses
          b. Dynamic map labeling technology that supports all types of features (including street labels) and languages (including Japanese)
          c. Multiple mapstyle support that supports map customization while maximizing data compression
          d.   Multiple resolutions of raster and vector data support.
          e. Support for all types of geometry including points (ex. Hotels), lines (ex. Streets), areas (ex. Countries), and complex polygons (ex. Rivers)
          f.   Multiple map projections

7.   MS-owned map data
     Microsoft maintains independent copyright ownership for much of the geographic data that it includes in licensed products and uses internally. This includes all of the data implemented on the Encarta Interactive World Atlas 2000 map with the exception of parks licensed from the World Conservation Monitoring Centre. Examples of this data include worldwide roads, political boundaries, geographic regions, terrain maps and city insets. In addition, the MS owned map data includes a worldwide database of Populated Places and a detailed hydrology database for the United States.

8.   Geocoding Tool
     An administrative tool being developed by Microsoft will enable Expedia to:
     (a) pinpoint a location including Point of Interest based on address and other search criteria including visually on a map, and (b) to identify the of the location as it relates to the underlying MapPoint.Net Maps.



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                                       15

                                    Exhibit B
                                  Data Services

Microsoft's Data Services include the development of runtime map and routing files for products that use technologies developed by the Geography Product Unit and products that hold licensees to use the map data contained within them.

These files are developed primarily for use in products produced by Microsoft's Geography and Reference product units. However, to the extent that Map Designs allow Microsoft to create a single, customized Online Map Style within each map file, MS will complete this work as part of its Data Services.


                                                          Microsoft Confidential

                                   Exhibit C

                             Service Requirements



Uptime: Maps shall be available to Expedia 99.9% of the time provided usage levels forecasted quarterly by Expedia pursuant to Section 2.4.are reasonably accurate. Calculation of this average availability will be based on availability during each 30-day billing period. Scheduled downtime for maintenance of up to three (3) hours per monthly billing period shall not be counted as downtime for the purpose of this calculation, provided Microsoft provides Expedia with prior written notice as soon as practicable of (and in no event less than twenty-four
(24) hours before) such scheduled downtime for maintenance. In addition, downtime reasonably necessary to implement any upgrades and downtime caused by outages and other factors beyond the reasonable control of Microsoft shall not be counted as downtime for purposes of this calculation. All other time during which the Maps are not available shall be counted as downtime.

Upgrades: In no event shall Expedia be required to use an unreleased version of either any Microsoft product from another division or third party software product (collectively, "Dogfood"). Microsoft shall obtain prior written approval from Expedia before requiring Expedia to use Dogfood.

1. For all Major Releases (as defined below) of MapPoint.Net Maps, Microsoft shall:

     (a) Provide Expedia with a schedule for the release and reasonable time to review and comment upon the timing and feature set incorporated in Microsoft's planned release;

     (b) Design, develop and release technology that is backwards compatible to the last Major Release of MapPoint.Net Maps;

     (c) Provide Expedia within a reasonable time prior to commercial release with production access to a production level beta version of the Major Release;

     (d) Demonstrate to Expedia that the Major Release meets uptime requirements, mutually agreeable roundtrip time requirements, and Expedia's capacity requirements, which shall be determined by the forecasting information provide by Expedia to Microsoft in accordance with Section 2.4.

     (e) Deliver to Expedia technical documentation related to using new or changed features within the Major Release;

     For the purposes of this Agreement, a "Major Release" shall mean a release of MapPoint.Net Maps which is designated by Microsoft, or should have been designated by Microsoft pursuant to industry standards, as a change in the tenths digit in the MapPoint.Net Maps version number [x.(x)x].


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                                       17

2. For all Update and Upgrade Releases (as both are defined below) of MapPoint.Net Maps, Microsoft shall:

     (a) Provide Expedia with support to resolve Critical Bugs (as defined in the Customer Support section below) that may result from the use of the Update and Upgrade Releases into the Expedia production environment;

     (b) Microsoft shall provide Expedia with reasonable notice of any Update and Upgrade Releases.

     For the purposes of this Agreement, the following definitions apply:

     "Update Release" shall mean a release of a software product which is designated by Microsoft, or should have been designated by Microsoft pursuant to industry standards, as a change in the digit(s) to the right of the tenths digit(s) in the product version number [x.x(x)].

     "Upgrade Release" shall mean a release of a software product which is designated by Microsoft, or should have been designated by Microsoft pursuant to industry standards, as a change in the digit(s) to the left of the decimal digit(s) in the product version number [(x).xx].


Reports: Microsoft shall provide Expedia access to mutually agreeable activity reports including backend reporting such as hits to the servers by transaction type (map, route, find).

Customer Support:

Standard
--------

Microsoft will provide end-user support at xxx@microsoft.com unless otherwise provided by Expedia. All end user email requests and responses are communicated in English ONLY, with a response time goal of twenty-four (24) hours or less.

Service and support will be delivered down to the switch port level, and will provide services such as 24X7 monitoring of network functionality, notification of loss of said functionality in such an event, and troubleshooting response and clearly defined escalation path to such loss of said functionality. Notification and troubleshooting response to meet the following conditions:

1. "Critical Bugs". For the purposes of this Agreement, a "Critical Bug" shall mean cases where Expedia cannot conduct commerce or where Maps are down and not functioning due to problem caused by Microsoft. In the case of a Critical Bug, Microsoft's Geography Product Unit and Expedia will designate resources to continuously work on such Critical Bug 24x7.


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                                       18

2. "Severe Bugs". For purposes of this Agreement, a "Severe Bug" shall mean a problem caused by Microsoft where there is grossly inaccurate map data, such as New York appearing in Canada, bugs that have a material impact on Expedia's ability to conduct commerce in a reliable fashion, or when a Point of Interest is more than one (1) mile from its accurate global position (this does include the hotel database). In the case of a Severe Bug Microsoft's Geography Product Unit and Expedia will designate resources to continuously work on such Severe Bug Monday through Friday, 8:00 AM to 5:00PM (PST).

3. Microsoft will provide Expedia with the means to submit and retrieve update status for Critical Bugs and any other bugs deemed material to Expedia, in it sole opinion.

4. Microsoft will assign an Account Manager for general requests and questions, which shall be available by email and phone Monday - Friday, 8:00AM - 5:00PM
(PST). The parties shall provide each other with an email address and other contract information in connection with the resolution of Critical and Severe Bugs.


                                                          Microsoft Confidential

                                    Exhibit E

                                   Known Bugs

ExpediaBug39691: MOBB8.5: Find Server IIS dies after a long period (approx. 48 hours) of stress

ExpediaBug38960: MOBB8.5: Front end returning error message for route that should succeed.

ExpediaBug37133: MOBB8.5: GEOBLK: Maps and Find Servers: Took significant perf. hit with MOBB 8 due to data files.

ExpediaBug42867: MOBB8.5: Geo proposed fix for Intl address crash (related to #39691)


                                                          Microsoft Confidential

                                    Exhibit F

                                Payment Schedule

1. The parties agree that, unless otherwise specified: (i) the payment schedule in Section 2 (Microsoft) and Section 3 (Expedia) below (together, "Existing Payment Schedule") shall apply to charges for Server Technology, Data and ExpediaMaps services provide by the applicable party until November 15, 2001, 11:59 P.M.("True-Up Date"); and (ii) the revised payment schedule in Section 5 below ("Revised Payment Schedule") shall apply to Services provided by Microsoft to Expedia which commence as of November 16, 2001, 12:00 A.M. (midnight).

2. Existing Payment Schedule - Microsoft.

ExpediaMaps Services/Use of ExpediaMaps: Expedia and Microsoft agree that as of
                         ---------------
the Effective Date of this Agreement, Microsoft shall be deemed paid in full for Microsoft's use of ExpediaMaps through the True-Up Date.

3. Existing Payment Structure - Expedia.

     (a) Data Services. Expedia and Microsoft agree that as of the Effective
         -------------
Date of this Agreement, Expedia shall be deemed paid in full for Expedia's use of Data Services provided by Microsoft through the True-Up Date. For the purposes of this Section 3.3, "Data Services" shall mean the services described in Exhibit B with respect to the Data which Microsoft has provided to Expedia through its Geography Product Unit.

     (b) Data. Expedia shall pay Microsoft for certain third party license fees or royalties incurred by Microsoft for sublicensing Data in accordance with a mutually agreed upon payment matrix, as represented by the sample calculation on Attachment 1 hereto, from December 1, 2000 until commencement of the Revised Payment Schedule.

4. Revised Payment Schedule.

     (a) Following the True-Up Date and in total and final consideration for MapPoint.Net Maps provided by Microsoft on a dedicated server cluster as set forth in this Agreement, Expedia or its designated Affiliate shall pay Microsoft transaction fees on all Route Transactions (as defined below), Location Lookup Transactions (as defined below) and Map Transactions (as defined below), (collectively, "Transaction Fees") completed from such dedicated server cluster during the term of this Agreement, in accordance with the following payment schedule:

         (i) Route Transaction Fees. Expedia shall pay Microsoft US$0.0125, per Route Transaction ("Route Transaction Fees").

         (ii) Location Lookup Transaction Fees. Expedia shall pay Microsoft US$0.0025, per Location Lookup Transaction ("Location Lookup Transaction Fees").


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                                       21

         (iii) Map Transactions Fees. Expedia shall pay Microsoft US$0.0025 per Map Transaction ("Map Transaction Fees").
                                  ----

     (b) Microsoft shall bill Expedia or its designated Affiliate, as appropriate, fifteen (15) days after the end of each fiscal quarter with respect to any Transaction Fees that may be owed by Expedia or its designated Affiliate as described in Section 4(a). Microsoft shall provide Expedia or its designated Affiliate, as appropriate, with a statement which shall contain information sufficient to discern how the payment was computed. Payments shall be due within thirty (30) days after the end of each quarter for which an invoice is provided. For the purposes hereof, a "fiscal year" shall end on June 30, and a "fiscal quarter" shall mean one of the four (4) three-month periods in a fiscal year, as customarily determined by Expedia.

     (c) For the purposes of this Agreement, the following definitions apply:

         (i) "Route Transaction" means any one or more of the following: (x) text and/or voice driving directions from a single origin (but not an origin constituting a sensor-generated location of the end-user's computer device) to any single destination directly or through one or more waypoints, (y) the travel time and/or distance for all or any portion of such route, and (z) a raster image depicting a map including the route or a series of an average of seven (7) raster images respectively depicting maps including successive portions of the route.

         (ii) "Location Lookup Transaction" means find information in the form of either the street address or intersection of streets at which a point of interest or address, identified based on a search requested by the end-user, is located, and additionally may include a raster image depicting such location on a map.

         (iii) "Map Transaction" means a single raster image depicting a map for a pre-determined or end-user-specified geographical area (but not in any way based on a sensor-generated location).

5.   Revised Payment Schedule - Payment Exceptions.

Notwithstanding anything to the contrary in this Agreement, upon commencement of the Revised Payment Schedule, Expedia shall not be required to pay to Microsoft any Transaction Fees generated by any Microsoft Backend Properties, as defined in Section 2.3 of the Agreement, who use ExpediaMaps to serve local street maps and/or provide driving directions on their respective Web sites. The Backend Properties will be identified on a quarterly report provided by Expedia to Microsoft, in accordance with Section 5(b).


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                                       22

                                  Attachment 1

                     Representative Sample of Payment Matrix

Pricing Model for Transactions


Gross Transactions
------------------
------------------------------------------------------------------------------------------------------------------
Sum of Page Views                        Date
------------------------------------------------------------------------------------------------------------------
Domain                                          Dec-00        Jan-01        Feb-01         Mar-01     Grand Total
------------------------------------------------------------------------------------------------------------------
Location Lookup Transactions (SF)            8,169,989     9,418,060     8,758,271     11,463,204      37,809,524
Map Transactions (SF)                       53,840,251    74,004,932    74,074,849     86,601,180     288,521,212
Route Transactions (SF)                      3,268,704     3,992,942     3,950,560      5,106,580      16,318,786
------------------------------------------------------------------------------------------------------------------
Grand Total                                 65,278,944    87,415,934    86,783,680    103,170,964     342,649,522
------------------------------------------------------------------------------------------------------------------


Assumptions
                                          --------------
Average Maps per Route                                7
                                          --------------
Average Maps per Find                                 1
                                          --------------
World data factor                                   85%
                                          --------------
Population Coverage (pro rata)                      60%
                                          --------------

                                                                                                       Per Transaction     Volume
                                                                                                       Price               Discount
                                    --------------------------------------------------------------
Adjusted Transactions                    Dec-00       Jan-01       Feb-01      Mar-01 Grand Total
---------------------
                                    --------------------------------------------------------------
Location Lookup Transactions (SF)     4,166,694    4,803,211    4,466,718   5,846,234  19,282,857           0.002            37%
Map Transactions (SF)                13,729,971   20,972,159   21,185,821  22,718,966  78,606,917           0.002            50%
Route Transactions (SF)               1,961,222    2,395,765    2,370,336   3,063,948   9,791,272            0.01            31%
                                    --------------------------------------------------------------
Priced Transactions                      Dec-00       Jan-01       Feb-01      Mar-01 Grand Total       per trans fee
-------------------
                                    -----------------------------------------------------------------
Location Lookup Transactions (SF)        $3,083       $4,131       $3,305      $5,028     $15,547        $0.00041
Map Transactions (SF)                   $13,730      $20,972      $21,186     $22,719     $78,607        $0.00027
Route Transactions (SF)                  $6,080       $7,427       $7,348     $11,337     $32,191        $0.00085
                                                -----------------------------------------------------
                                                          Total Navtech Fee              $126,345        $126,345
                                                -----------------------------------------------------
                                        $22,893      $32,530      $31,839     $39,083    $126,345


                                                          Microsoft Confidential

                                    Exhibit G

                    Representative Sample of MapPoint.Net Map

This representative sample depicts treatment of a Expedia logo and a Microsoft logo, and the placement of a Microsoft copyright notice.

                                     [MAP]


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